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Exhibit 5.3

April 13, 2017

CONSENT OF GERRIT VOS

United States Securities and Exchange Commission

Gentlemen:

        I, Gerrit Vos, P.Eng., formerly Technical Director, Mining for Amec Foster Wheeler Americas Limited at the time of production of the referenced Technical Report herein, hereby consent to the reference to my name, and to the reference to and use of the technical report with an effective date of December 31, 2015, which is entitled "Salobo Operations Para State, Brazil NI 43-101 Technical Report" (the "Technical Report") in the Registration Statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ GERRIT VOS

Gerrit Vos, P.Eng.

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  Exhibit 5.3
CONSENT OF GERRIT VOS